Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:    November 6, 2013

SKYWEST, INC. ANNOUNCES THIRD QUARTER AND YTD 2013 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW)  today reported net income of $26.4 million, or $0.50 per diluted share, for the quarter ended September 30, 2013, compared to net income  of  $20.9 million, or $0.40 per diluted share, for the same period last year.

SkyWest also reported net income of $50.3 million, or $0.96 per diluted share, for the nine months ended September 30, 2013, compared to $37.2 million, or $0.72 per diluted share, for the same period last year.

Quarter Highlights

SkyWest experienced improved financial results for the quarter ended September 30, 2013, compared to its financial results for the quarter ended September 30, 2012.  SkyWest generated increased operating revenues (after giving effect to reduced fuel, certain engine overhaul and landing fee pass through amounts) primarily due to additional block hour production from increased aircraft utilization, larger fleet size and rate escalations in SkyWest contracts with its major airline partners.  Following are selected highlights from SkyWest’s quarter ended September 30, 2013, compared to the quarter ended September 30, 2012:

•                  Increased pretax income 34.8% to $44.4 million, compared to $32.9 million

•                  Increased fully-diluted EPS 25.0% to $0.50, compared to $0.40

•                  Increased block hour production 2.8% to 613,821 block hours, compared to 596,901 block hours

•                  Increased operating revenues by approximately $32.9 million (net of fuel, certain engine overhaul and landing fee pass through revenues), primarily related to rate escalations under SkyWest’s agreements with its major partners and increased block hour production

•                  Made cash payments of $22.9 million consisting of $11.5 million for the repurchase of 800,000 shares of treasury stock and $11.4 million for deposits on new aircraft

•                  Increased total aircraft fleet to 756 aircraft as of September 30, 2013, compared to 739 aircraft as of September 30, 2012

Commenting on the results, Jerry C. Atkin, SkyWest’s Chairman and CEO, said “We are pleased with the improved financial performance for the current quarter. However, in spite of current challenges we remain committed to further improvement in meeting our current and long-term operational and financial objectives.”

Financial and Operating Results

Operating revenues totaled $850.7 million for the quarter ended September 30, 2013, compared to $865.3 million for the same period last year or a decrease of $14.6 million.  The decrease was due primarily to the reduction of approximately $47.5 million in fuel, certain engine overhaul amounts and landing fees which were directly reimbursed by SkyWest’s major partners and recorded as operating revenues.  However, this reduction was mostly offset by recording approximately $32.9 million in additional operating revenues, primarily resulting from rate escalations under SkyWest’s agreements with its major partners and a 2.8% increase in total block hours for the quarter ended September 30, 2013, compared to the quarter ended September 30, 2012.

Total airline expenses (consisting of total operating and interest expenses) decreased $18.2 million, or 2.2%, during the quarter ended September 30, 2013, compared to the same period in 2012.  However, after excluding pass-through costs for fuel, certain engine overhaul expenses and landing fees, total airline expenses increased $29.3 million.

Under certain of its agreements with its major partners, SkyWest recognizes revenue at fixed hourly rates for mature engine maintenance on regional jet engines and SkyWest recognizes engine maintenance expense on its CRJ200 regional jet engines on an as-incurred basis as maintenance expense.  During the quarter ended September 30, 2013, CRJ200 engine expense under these agreements decreased $4.0 million to $9.1 million, compared to $13.1 million for the quarter ended September 30, 2012, primarily as a result of decreased engine overhaul expense due to the timing of scheduled engine maintenance events.  SkyWest was reimbursed approximately $12.8 million and $10.4 million for engine overhaul expense, under its agreements with its major partners, during the quarters ended September 30, 2013 and 2012, respectively.

Liquidity

At September 30, 2013, SkyWest had $727.8 million in cash and marketable securities, compared to $709.4 million as of December 31, 2012.  The increase in cash and marketable securities of $18.4 million was primarily the result of increased profitability.  Cash and marketable securities increased $62.2 million during the quarter ended September 30, 2013 compared to a balance of $665.6 as of June 30, 2013.  SkyWest’s long-term debt was $1.35 billion as of September 30, 2013, compared to $1.47 billion as of December 31, 2012.  The decrease in long-term debt for the nine-months ended September 30, 2013 was due primarily to SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 4.7% discount rate, the present value of these lease obligations was approximately $1.6 billion as of September 30, 2013.

Recent Business Developments

On August 2, 2012, SkyWest announced the award of 34 additional dual-class aircraft and the removal of 66 CRJ200 aircraft under its Delta Connection Agreements with Delta Airlines, Inc. (“Delta”).  As of May 2013, all 34 of these additional dual-class aircraft had been delivered. As of September 30, 2013 SkyWest had removed 30 (22 placed in contract with another partner; other 8 removed from fleet) of the 66 CRJ200 aircraft from service and currently anticipates removing another 18 CRJ200 aircraft between October 2013 and December 2013.  SkyWest believes the remaining 18 CRJ200 aircraft will be removed at various times through 2014 and early 2015.  Additionally, 41 of the 66 aircraft have been financed by Delta and will be returned to Delta with no further obligation by SkyWest.

On May 21, 2013, SkyWest announced it had entered into a Capacity Purchase Agreement (“CPA”) with United Airlines, Inc. (“United”) to operate 40 new Embraer E175 dual-class regional jet aircraft. The CPA is for 12 years and the new aircraft will be operated by SkyWest’s wholly-owned subsidiary, SkyWest Airlines, Inc. (“SkyWest Airlines”). Deliveries for these aircraft are scheduled to begin in March 2014 and continue through August 2015.

Additionally, on May 21, 2013 SkyWest announced it reached an agreement with Embraer S.A. (“Embraer”) for the purchase of 100 new E175 dual-class regional jet aircraft, 40 of which are considered firm orders and the remaining 60 aircraft remain conditional upon SkyWest entering into capacity purchase agreements with other major airlines. SkyWest intends to place the 40 new aircraft into service under the terms of the United CPA discussed above.

On June 17, 2013, SkyWest and Embraer jointly announced an aircraft purchase agreement covering 100 E175-E2 dual-class regional jet aircraft and an option to purchase an additional 100 of the same aircraft.  Deliveries for these E2 aircraft are tentatively planned to start in 2020.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company, and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines, also based in St. George, Utah, and ExpressJet Airlines, Inc. (“ExpressJet Airlines”), based in Atlanta, Georgia.  SkyWest Airlines operates as United Express, Delta Connection, American Eagle and US Airways Express carriers under contractual agreements with United, Delta, American Airlines, Inc. (“American”) and US Airways, Inc. (“US Airways”).  SkyWest Airlines also operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express, Delta Connection, and American Eagle carriers under contractual agreements with United, Delta and American. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 4,100 daily departures and a fleet of approximately 756 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with other carriers to fly new aircraft, uncertainties regarding operation of the aircraft, the ability to obtain certain regulatory approvals to operate the aircraft under SkyWest Airlines’ and ExpressJet Airlines’ operating certificates and the ability to obtaining financing for the aircraft.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.  The challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of  SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2012, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
OPERATING REVENUES:
Passenger	$836,890	$848,578	$2,448,883	$2,671,568
Ground handling and other	13,850	16,681	44,474	52,079
Total operating revenues	850,740	865,259	2,493,357	2,723,647

OPERATING EXPENSES:
Salaries, wages and benefits	306,887	297,106	904,625	878,596
Aircraft maintenance, materials and repairs	176,822	163,825	515,506	510,610
Aircraft fuel	49,656	71,477	146,139	372,471
Aircraft rentals	80,928	82,592	245,330	251,438
Depreciation and amortization	61,135	62,703	183,309	191,200
Station rentals and landing fees	29,473	45,336	100,559	133,523
Ground handling services	30,541	28,414	98,235	93,344
Other	59,124	58,832	177,363	170,228
Total operating expenses	794,566	810,285	2,371,066	2,601,410

OPERATING INCOME	56,174	54,974	122,291	122,237
OTHER INCOME (EXPENSE):
Interest income	567	2,053	3,164	6,049
Interest expense	(16,999)	(19,474)	(52,490)	(58,641)
Other, net	4,625	(4,638)	10,477	(9,305)
Total other (expense), net	(11,807)	(22,059)	(38,849)	61,897)

INCOME BEFORE INCOME TAXES	44,367	32,915	83,442	60,340
PROVISION FOR INCOME TAXES	17,973	11,982	33,094	23,129
NET INCOME	$26,394	$20,933	$50,348	$37,211

BASIC EARNINGS PER SHARE	$0.51	$0.41	$0.97	$0.73
DILUTED EARNINGS PER SHARE	$0.50	$0.40	$0.96	$0.72

Weighted average common shares:
Basic	51,881	51,241	51,841	51,022
Diluted	52,610	52,153	52,551	51,608

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SKYWEST, INC.

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	September 30, 2013	December 31, 2012
Cash, restricted cash, and marketable securities	$727,773	$709,442
Other current assets	751,829	724,598
Total current assets	$1,479,602	$1,434,040

Property and equipment	2,664,252	2,710,996
Other long term assets	121,540	109,601
Total assets	$4,265,394	$4,254,637

Current liabilities	$604,157	$591,425
Long-term liabilities	2,233,785	2,276,037
Stockholders’ equity	1,427,452	1,387,175
Total liabilities and stockholder’s equity	$4,265,394	$4,254,637

Unaudited Operating Highlights

	Three Months Ended September 30,				Nine Months Ended September 30,
Operating Highlights	2013	2012	% Change		2013	2012	% Change
Passengers carried	15,929,930	15,687,908	1.5%		45,752,380	44,068,191	3.8%
Revenue passenger miles (000)	8,384,129	7,968,623	5.2%		23,903,670	22,597,109	5.8%
Available seat miles (000)	10,256,027	9,695,079	5.8%		29,515,445	28,042,968	5.3%
Passenger load factor	81.7%	82.2%	(0.50	)pts	81.0%	80.6%	0.40	pts
Passenger breakeven load factor	77.9%	78.8%	(0.90	)pts	78.7%	78.7%	0.00	pts
Yield per revenue passenger mile	$0.100	$0.106	(5.7)%		$0.102	$0.118	(13.6)%
Revenue per available seat mile	$0.083	$0.089	(6.7)%		$0.084	$0.097	(13.4)%
Cost per available seat mile	$0.079	$0.086	(8.1)%		$0.082	$0.095	(13.7)%
Fuel cost per available seat mile	$0.005	$0.007	(28.6)%		$0.005	$0.013	(61.5)%
Average passenger trip length	526	508	3.5%		522	513	1.8%
Block hours	613,821	596,901	2.8%		1,795,523	1,728,206	3.9%
Departures	378,063	378,013	0.0%		1,102,801	1,079,886	2.1%